Exhibit 99.1

SWM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2016 RESULTS

ALPHARETTA, GA, February 15, 2017 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three month and full year periods ended December 31, 2016.

NOTE: Non-GAAP figures (including all adjusted figures) are reconciled to GAAP measures in tables at the end of this release. All financial measures are from continuing operations and per share data is on a diluted basis unless stated otherwise. All financial and operational comparisons are versus the comparable prior year period unless stated otherwise.

Fourth Quarter Financial Results Summary

•	Net sales decreased 5.3% to $198.7 million; lower Engineered Papers (EP) segment sales were partially offset by the Argotec acquisition. Excluding Argotec (organic), net sales decreased 10.8%

•	GAAP EPS was $0.55, down 22.5%; Adjusted EPS was $0.80, down 12.1%

•
Anticipated declines in high-margin low ignition propensity paper (LIP) and reconstituted tobacco leaf (RTL) volumes offset the benefits of the Argotec acquisition. Non-cash trade name impairment expenses related to rebranding impacted GAAP EPS by $0.39

Full Year Financial Results Summary

•	Net Sales increased 9.9%, driven by the Argotec acquisition; organic net sales decreased 4.1%

•	GAAP EPS was $2.70, down 8.8%; Adjusted EPS was $3.26, down 7.1%

Full Year Review & Outlook, Fourth Quarter 2016 Business Highlights

•	Full year 2016 Adjusted EPS of $3.26 exceeded guidance of $3.15; 2017 Adjusted EPS guidance is $3.15, down slightly versus 2016, as expected accretion from Conwed will likely be offset by RTL weakness

•
The recently closed Conwed transaction delivers further scale to Advanced Materials & Structures (AMS) and is expected to be SWM's most synergistic acquisition to date, underpinning anticipated near-term segment margin expansion

•	Fourth quarter Engineered Papers segment net sales decreased 12.5%, due mainly to anticipated double-digit volume declines of high-margin RTL and LIP products

•
Fourth quarter cigarette paper volumes including the Chinese JV (CTM) decreased 9%, reconstituted tobacco volumes including the Chinese JV (CTS) decreased 20%, and non-tobacco paper volumes increased 25%

•
EP segment GAAP and adjusted operating profit margins expanded 250 and 60 basis points, respectively, during the fourth quarter; strong growth in certain niche products and solid overall cost performance offset the expected RTL and LIP weakness

•	Fourth quarter AMS segment net sales increased 14.0%; organic net sales decreased 3.4%, with negative currency translation impacts accounting for full decline

•
AMS segment GAAP operating profit margin was negative in the fourth quarter due to non-cash trade name impairment expenses related to rebranding, which more than offset the contribution from Argotec; adjusted operating profit margin expanded 170 basis points due primarily to Argotec

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented, "We closed 2016 on a very positive note regarding our financial performance and the announced acquisition of Conwed. Despite lower sales and earnings compared to a very strong fourth quarter last year, our results were better than expected due to continued strong execution within Engineered Papers. As a result, full year Adjusted EPS was $3.26, exceeding our guidance of $3.15. For the full year, EP performed significantly better than we anticipated, Argotec hit our accretion target, and currency translation was less impactful than originally assumed, while DelStar and our Chinese JVs performed below our expectations. In 2016, we generated approximately $100 million of free cash flow and announced another 5% dividend increase, building our track record for dividend growth and demonstrating our commitment to a balanced capital allocation strategy."

"Regarding our 2017 guidance for slightly lower Adjusted EPS, our primary challenge is that expected Conwed accretion will likely be offset by declines in RTL. Certain customer reblending decisions expected to impact volumes at our French mill materialized in 2016 but the full annualized effect will continue to impact us in 2017. In addition, we benefited from accelerated year-end RTL orders from other customers, creating a more difficult year-over-year comparison in

2017. Another key element of our strong 2016 finish was our high-margin wrapper and binder reconstituted tobacco products, which serve the US cigar market. The stronger-than-expected recent results from this niche business may not be sustainable, and we have assumed a reversal of this strength in our outlook. There is potential upside to our guidance should this favorable trend continue and strong recent EP segment cost performance momentum carry into 2017. Though visibility for a long-term rebound in RTL is limited, our best indications point to a stabilization of the business beyond 2017, which could reduce volatility in our results. Other expected puts and takes that factor into our guidance include continued growth of Argotec, improved results from DelStar, and growth of the Chinese JVs, offset by lower LIP royalties, higher taxes, and the negative earnings impact of a new interest rate swap that de-risks approximately half of our floating rate debt."

Mr. Villoutreix concluded, "Our multi-year strategy of leveraging the strong cash flows from our tobacco-related businesses and balance sheet capacity to diversify SWM into growth-oriented end-markets and specialty applications has dramatically shifted the composition of our overall business. Total non-tobacco sales are expected to be approximately 50% of our business this year, up from about 5% in 2013. The addition of Conwed's specialty netting business not only advances our diversification efforts, but represents an opportunity to deliver more substantial synergy value than our previous transactions with a $10 million run-rate target by the end of 2018. Although our transformation is not complete, given AMS's relative size and its potential to deliver solid long-term sales growth and margin expansion, we believe we are nearing our transformation goal of structurally re-positioning the company to deliver long-term earnings growth."

Segment Financial Highlights

Allison Aden, Chief Financial Officer, commented, "Expected volume declines in our LIP and RTL products drove lower fourth quarter sales and operating profit in Engineered Papers. Total cigarette paper sales volumes, including our Chinese JV, decreased 9% in the fourth quarter due to a double-digit LIP decline. We faced a difficult comparison versus a year ago when customers were building LIP inventories. Reconstituted tobacco sales volumes, including our Chinese JV, were down 20% in the fourth quarter. RTL volumes performed better than we expected during the fourth quarter and full year, in part due to favorable timing of certain orders and strength in niche products. Despite lower volumes across key product lines, segment margins expanded in the fourth quarter and full year due to strong operational execution and cost management. Our Chinese joint ventures contributed $0.08 to fourth quarter Adjusted EPS, however their full year contribution of $0.16 was well below our expectations."

"Advanced Materials & Structures segment fourth quarter net sales declined about 3% excluding Argotec, with negative currency translation impacts accounting for the full decline. These results reflect continued pruning of low-margin industrial sales and soft water filtration sales offset by growth in other filtration applications. Excluding acquisitions and currency impacts, full year sales were down less than 2% with industrial sales exits accounting for more than the full decline. Argotec's surface protection film sales continued to grow in the fourth quarter, and will be included in organic sales growth going forward. Fourth quarter adjusted segment operating margin improved, reflecting the addition of Argotec and lower resin costs."

Fourth Quarter 2016 Financial Results

Total net sales were $198.7 million, down 5.3%. The Argotec acquisition contributed $9.2 million of incremental net sales, and favorable net currency impacts resulted in an approximately $2.2 million benefit. Excluding currency benefits, net sales decreased 6.3%, and 12.0% excluding the Argotec acquisition, due primarily to volume declines in tobacco-related products.

Engineered Papers segment net sales were $133.6 million, down 12.5%, and down 14.7% excluding currency benefits. Negative volume trends in RTL and LIP products, partially offset by non-tobacco volume growth, were the primary factors contributing to the net sales decline. Advanced Materials & Structures segment net sales were $65.1 million, up 14.0%, including the Argotec acquisition. Organic AMS segment net sales decreased 3.4%, but were flat excluding negative currency impacts. Growth in liquid and air filtration sales was offset by declines in water filtration and industrial sales.

GAAP operating profit was $6.2 million, down $18.5 million, and GAAP operating profit margin was 3.1%, down 870 basis points. Non-cash trade name impairment expense of $20.7 million related to rebranding (discussed below) was the primary driver of the decline. Adjusted operating profit was $30.9 million, down $1.8 million, and adjusted operating profit margin was 15.6%, flat with last year. The Company benefited from operational and cost improvements and favorable net currency movements in the EP segment, incremental profits from the Argotec acquisition, and lower input costs in the AMS segment. These positive factors were offset by significantly lower LIP and RTL volumes.

GAAP income was $17.0 million, down $4.6 million; this equated to GAAP EPS of $0.55, down $0.16. Non-cash trade name impairment expense of $12.0 million after-tax, or $0.39 of GAAP EPS, accounted for the decline. Adjusted income was $24.2 million, down $3.5 million; this equated to Adjusted EPS of $0.80, down $0.11. Interest expense was $4.0 million, down $0.4 million. Income tax benefit was $12.5 million due to the impact of impairment expenses and discrete one-time benefits related to favorable deferred tax movements and income tax valuation allowances. The Company's Chinese JVs together contributed $0.08 to GAAP EPS and Adjusted EPS, flat versus last year. Translation impact of net currency movements was negative $0.01 to both GAAP EPS and Adjusted EPS.

Regarding items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS, the Company had several material items. Restructuring and impairment expenses were $0.42 per share, up $0.30. During the fourth quarter, the Company made strategic decisions to rebrand the DelStar, Argotec and Conwed businesses in 2017 as SWM while retaining the legacy product level brand names for marketplace continuity. As a result, the Company recognized impairment expenses related to certain corporate level trade names. The non-cash expenses related to this impairment equated to a GAAP EPS impact of $0.39. Purchase accounting expenses were $0.06 per share, down $0.02. In addition, GAAP EPS included a $0.23 per share net positive impact of discrete items related to deferred tax movements and income tax valuation allowances which were excluded from Adjusted EPS.

Full Year 2016 Financial Results

Total net sales were $839.9 million, up 9.9%. The Argotec acquisition contributed $106.5 million of incremental net sales and net currency movements had no impact. Net sales decreased 4.1% excluding the Argotec acquisition.

Engineered Papers segment net sales were $559.3 million, down 4.2%, and down 4.8% excluding currency benefits. Negative volume trends in RTL and LIP products, and associated negative mix impacts, were partially offset by conventional cigarette and non-tobacco paper volume growth. Advanced Materials & Structures segment net sales were $280.6 million, up 55.7%, including the Argotec acquisition. Organic AMS segment net sales decreased 3.9%, or 1.7% excluding negative currency translation impacts. Key factors included the exit of low-margin industrial products and a decline in certain air filtration products related to one customer's new product launch during 2015, which offset growth in other filtration end-markets.

GAAP operating profit was $106.1 million up $3.1 million, and GAAP operating profit margin was 12.6%, down 90 basis points. Non-cash trade name impairment expense of $20.7 million related to rebranding had a significant impact on GAAP operating profit. Adjusted operating profit was $144.0 million, up $18.9 million, and adjusted operating profit margin was 17.1%, up 70 basis points. The Company benefited from operational and cost improvements and favorable net currency movements in the EP segment, and incremental profits from the Argotec acquisition. These positive factors were offset by significantly lower LIP and RTL volumes and associated negative mix impacts in the EP segment, as well as higher corporate costs.

GAAP income was $82.8 million, down $7.7 million; this equated to GAAP EPS of $2.70, down $0.26. Non-cash trade name impairment expense of $12.0 million after tax, or $0.39 of GAAP EPS was the primary driver of the decline. Adjusted income was $99.5 million, down $7.6 million; this equated to Adjusted EPS of $3.26, down $0.25. Interest expense was $16.6 million, up $6.9 million due to higher debt related to the Argotec acquisition. Income tax expense was $15.4 million, down $6.2 million. The effective income tax rate was 16.5%, down from 20.5%, due to the impact of impairment expenses and discrete one-time benefits related to favorable deferred tax movements and income tax valuation allowances. The Company's Chinese JVs together contributed $0.16 to GAAP EPS and Adjusted EPS, down $0.06. The negative translation impact of net currency movements was $0.04 to both GAAP and Adjusted EPS.

Regarding items included in GAAP operating profit, income and EPS, but excluded from adjusted operating profit, income, and EPS, the Company had several material items. Restructuring and impairment expenses were $0.51 per share, up $0.12, as the trade name impairment was partially offset by lower restructuring costs in the Engineered Papers segment. Purchase accounting expenses, were $0.25 per share, up $0.09 due to the amortization of intangible assets associated with the Argotec acquisition. In addition, GAAP EPS included a $0.20 per share net positive impact of discrete items related to deferred tax movements and income tax valuation allowances offset by one-time tax expenses, which were excluded from Adjusted EPS.

Cash Flow, Debt, and Dividend

Full year 2016 cash provided by operating activities was $129.7 million, down $14.9 million. The Company's working capital-related cash outflows were $11.0 million, versus inflows in 2015 of $12.8 million, primarily due to decreases in income taxes payable. Capital spending was $27.8 million, up $3.6 million. Capitalized software spending was $2.8 million, up $1.9 million. Free Cash Flow was $99.1 million, down $20.4 million. In 2016, the Company paid $49.4 million in dividends to shareholders.

Net debt was $333.0 million on December 31, 2016, versus $385.0 million at December 31, 2015. Pursuant to the debt covenants and certain adjustments to foreign cash balances contained in the Company’s credit facility, the Company's net debt to adjusted EBITDA was approximately 2.0x as of December 31, 2016. Following the closing of the Conwed acquisition in mid-January 2017, this leverage ratio was approximately 3.2x.

The Company announced that a quarterly cash dividend of $0.42 per share will be payable on April 7, 2017 to stockholders of record as of March 10, 2017.

2017 Financial Outlook

The Company issued annual guidance of $3.15 for 2017E Adjusted Diluted Earnings Per Share from Continuing Operations. Excluded from guidance are purchase accounting expenses such as non-cash amortization expenses associated with intangible assets in the AMS segment, restructuring and impairment expenses, and potential transaction costs associated with future acquisitions. Following completion of purchase accounting expense adjustments related to the Conwed acquisition, the Company will provide a reconciliation from Adjusted EPS guidance to GAAP in conjunction with the first quarter 2017 earnings release.

The Company expects 2017 capital expenditures and capitalized software spending to total approximately $35 million.

Conference Call

SWM will hold a conference call to review fourth quarter and full year 2016 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, February 16, 2017. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Historically, SWM primarily served the tobacco industry, which remains a key focus. SWM also manufactures specialty papers for other applications and is executing a strategic transformation to diversify its product portfolio. SWM’s Advanced Materials & Structures segment, which focuses on resin-based rolled goods, includes DelStar Technologies, acquired in 2013, Argotec in late 2015, and other recent acquisitions. These acquisitions expanded the Company’s product portfolio and end segments served to include filtration, surface protection, medical and industrials. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,000 people worldwide, with operations in the United States, United Kingdom, Canada, France, Luxembourg, Russia, Brazil, Poland and China, including two joint ventures. For further information, please visit SWM's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that are subject to the safe harbor created by such laws and other legal protections.  Forward-looking statements include, without limitation, those regarding 2017 guidance and future performance, future market and EPS trends, future EPS contributions of our China JVs and RTL, AMS margins, sales and volume trends, Argotec financial results, growth prospects, capital spending, currency rates and trends and impact on EPS, 2017 momentum, future cash flows, effective tax rates, 2017 LIP sales trends, future RTL volumes, LIP pricing and royalties, diversification efforts of our AMS segment, accretion from the Conwed acquisition, future results of DelStar, interest rate swap impacts, future growth of non-tobacco sales, benefits of AMS' new enterprise resource planning system, and other statements generally identified by words such as "believe," "expect," "intend," "plan," "potential," "anticipate," "project," "appear," "should," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2015, as well as the following factors:

•
Changes in sales or production volumes, pricing and/or manufacturing costs of reconstituted tobacco products, cigarette paper (including for lower ignition propensity cigarettes), filtration-related products due to changing customer demands (including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products), new technologies such as e-cigarettes, inventory adjustments and rebalancings, competition or otherwise;

•	Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•	Changes in the source and intensity of competition in our commercial segments, including in Asia regarding our AMS business;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

•
Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, could impact the sales and profitability of our products;

•	Adverse changes in the oil, gas, and mining sectors impacting key AMS segment customers;

•
Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in the US in 2010;

•	Employee retention and labor shortages;

•
Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including loi de Securisation de l'emploi, unionization rule and regulations by the National Labor Relations Board, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•
Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•	New reports as to the effect of smoking on human health or the environment;

•
Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the euro and Real) and on interest rates;

•	Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

•
The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•
Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•	International conflicts and disputes (for example, relating to Russia and to the Ukraine), including their impact on our sales and the adoption of new LIP regulations;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil;

•	The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the European Patent Office opposition proceedings;

•
Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•
Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•
Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades or changes to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•	Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•	Changes in construction and infrastructure spending and its impact on demand for certain products;

•	Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2015 and other reports we file from time to time. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, income tax provision, capital spending, capitalized software, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not alternatives or substitutes for, financial measures prepared in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared in accordance with GAAP.

(Tables to Follow)

SOURCE SWM:

CONTACT
Allison Aden
Chief Financial Officer
+1-770-569-4277
Or
Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Engineered Papers	$133.6	$152.7	(12.5)%	$559.3	$583.9	(4.2)%
Advanced Materials & Structures	65.1	57.1	14.0%	280.6	180.2	55.7%
Total Consolidated	$198.7	$209.8	(5.3)%	$839.9	$764.1	9.9%

Operating Profit (Loss) from Continuing Operations
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2016	2015	2016	2015	2016	2015	2016	2015
Engineered Papers	$34.6	$35.8	25.9%	23.4%	$138.0	$121.5	24.7%	20.8%
Advanced Materials & Structures	(13.8)	3.9	(21.2)%	6.8%	9.0	16.7	3.2%	9.3%
Unallocated	(14.6)	(15.0)			(40.9)	(35.2)
Total Consolidated	$6.2	$24.7	3.1%	11.8%	$106.1	$103.0	12.6%	13.5%

Restructuring and Impairment Expenses and Purchase Accounting Adjustments
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Engineered Papers	$0.9	$3.9	$4.0	$14.4
Advanced Materials & Structures	23.8	3.9	33.6	7.3
Unallocated	—	0.2	0.3	0.4
Total Consolidated	$24.7	$8.0	$37.9	$22.1

Adjusted Operating Profit (Loss) from Continuing Operations*
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2016	2015	2016	2015	2016	2015	2016	2015
Engineered Papers	$35.5	$39.7	26.6%	26.0%	$142.0	$135.9	25.4%	23.3%
Advanced Materials & Structures	10.0	7.8	15.4%	13.7%	42.6	24.0	15.2%	13.3%
Unallocated	(14.6)	(14.8)			(40.6)	(34.8)
Total Consolidated	$30.9	$32.7	15.6%	15.6%	$144.0	$125.1	17.1%	16.4%

* Adjusted Operating Profit (Loss) from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring and Impairment Expenses and Purchase Accounting Adjustments to Operating Profit from Continuing Operations.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net sales	$198.7	$209.8	$839.9	$764.1
Plus: Currency impact compared to prior year	(2.2)	14.4	(0.3)	73.6
Constant Currency Net Sales	$196.5	$224.2	$839.6	$837.7

Operating profit from continuing operations	$6.2	$24.7	$106.1	$103.0
Plus: Restructuring and impairment expense	21.6	4.1	25.6	14.6
Plus: Purchase accounting adjustments	3.1	3.9	12.3	7.5
Adjusted Operating Profit from Continuing Operations	$30.9	$32.7	$144.0	$125.1

Income from continuing operations	$17.0	$21.6	$82.8	$90.5
Plus: Restructuring and impairment expense	21.6	4.1	25.6	14.6
Less: Tax impact of restructuring and impairment expense	(9.0)	(0.3)	(10.2)	(2.7)
Plus: Purchase accounting adjustments	3.1	3.9	12.3	7.5
Less: Tax impact of purchase accounting adjustments	(1.1)	(1.6)	(4.5)	(2.8)
Less: Net deferred tax movements, one-time tax expense & income tax valuation allowance	(7.4)	—	(6.5)	—
Adjusted Income from Continuing Operations	$24.2	$27.7	$99.5	$107.1

Earnings per share - diluted	$0.55	$0.72	$2.70	$2.94
Plus: Loss (income) per share from discontinued operations	—	(0.01)	—	0.02
Earnings per share from continuing operations	0.55	0.71	2.70	2.96
Plus: Restructuring and impairment expense per share	0.71	0.13	0.84	0.48
Less: Tax impact of restructuring and impairment expense per share	(0.29)	(0.01)	(0.33)	(0.09)
Plus: Purchase accounting adjustments per share	0.10	0.13	0.40	0.25
Less: Tax impact of purchase accounting adjustments per share	(0.04)	(0.05)	(0.15)	(0.09)
Less: Net deferred tax movements, one-time tax expense & income tax valuation allowance per share	(0.23)	—	(0.20)	—
Adjusted Earnings Per Share from Continuing Operations - Diluted	$0.80	$0.91	$3.26	$3.51

Income from continuing operations	$17.0	$21.6	$82.8	$90.5
Plus: Interest expense	4.0	4.4	16.6	9.7
Plus: Income tax (benefit) provision	(12.5)	3.7	15.4	21.6
Plus: Depreciation & amortization	9.5	12.0	42.8	41.0
Plus: Restructuring and impairment expense	21.6	4.1	25.6	14.6
Adjusted EBITDA from Continuing Operations	$39.6	$45.8	$183.2	$177.4

Cash provided by operating activities of continuing operations	$46.6	$64.9	$129.7	$144.6
Less: Capital spending	(10.3)	(10.2)	(27.8)	(24.2)
Less: Capitalized software costs	(1.1)	(0.2)	(2.8)	(0.9)
Free Cash Flow from Continuing Operations	$35.2	$54.5	$99.1	$119.5

			December 31, 2016	December 31, 2015

Total Debt			$440.4	$571.5
Less: Cash			107.4	186.5
Net Debt			$333.0	$385.0

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Years Ended December 31,
	2016	2015	% Change
Net sales	$839.9	$764.1	9.9%
Cost of products sold	583.2	539.7	8.1
Gross profit	256.7	224.4	14.4

Selling expense	25.3	22.2	14.0
Research expense	17.5	14.0	25.0
General expense	82.2	70.6	16.4
Total nonmanufacturing expenses	125.0	106.8	17.0

Restructuring and impairment expense	25.6	14.6	75.3
Operating profit	106.1	103.0	3.0
Interest expense	16.6	9.7	71.1
Other income, net	3.9	12.2	(68.0)
Income from continuing operations before income taxes and income from equity affiliates	93.4	105.5	(11.5)

Income tax provision	15.4	21.6	(28.7)
Income from equity affiliates, net of income taxes	4.8	6.6	(27.3)
Income from continuing operations	82.8	90.5	(8.5)
Income from discontinued operations	—	(0.8)	N.M.
Net income	$82.8	$89.7	(7.7)%

Net income per share - basic:
Income per share from continuing operations	$2.71	$2.97	(8.8)%
Income per share from discontinued operations	—	(0.02)	N.M.
Net income per share – basic	$2.71	$2.95	(8.1)%

Net income per share – diluted:
Income per share from continuing operations	$2.70	$2.96	(8.8)%
Income per share from discontinued operations	—	(0.02)	N.M.
Net income per share – diluted	$2.70	$2.94	(8.2)%

Cash dividends declared per share	$1.62	$1.54

Weighted average shares outstanding:

Basic	30,310,900	30,251,400

Diluted	30,463,400	30,374,300

N.M.- Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2016	2015	% Change
Net sales	$198.7	$209.8	(5.3)%
Cost of products sold	135.5	144.0	(5.9)
Gross profit	63.2	65.8	(4.0)

Selling expense	6.5	6.2	4.8
Research expense	4.6	3.5	31.4
General expense	24.3	27.3	(11.0)
Total nonmanufacturing expenses	35.4	37.0	(4.3)

Restructuring and impairment expense	21.6	4.1	N.M.
Operating profit	6.2	24.7	(74.9)
Interest expense	4.0	4.4	(9.1)
Other income, net	(0.1)	2.7	N.M.
Income from continuing operations before income taxes and income from equity affiliates	2.1	23.0	(90.9)

Income tax (benefit) provision	(12.5)	3.7	N.M.
Income from equity affiliates, net of income taxes	2.4	2.3	4.3
Income from continuing operations	17.0	21.6	(21.3)
Income from discontinued operations	—	0.1	N.M.
Net income	$17.0	$21.7	(21.7)%

Net income per share - basic:
Income per share from continuing operations	$0.55	$0.71	(22.5)%
Income per share from discontinued operations	—	0.01	N.M.
Net income per share – basic	$0.55	$0.72	(23.6)%

Net income per share – diluted:
Income per share from continuing operations	$0.55	$0.71	(22.5)%
Income per share from discontinued operations	—	0.01	N.M.
Net income per share – diluted	$0.55	$0.72	(23.6)%

Cash dividends declared per share	$0.42	$0.40

Weighted average shares outstanding:

Basic	30,318,900	30,276,500

Diluted	30,524,400	30,396,900

N.M.- Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$107.4	$186.5
Accounts receivable, net	115.1	119.4
Inventories	119.4	112.4
Assets held for sale	17.3	21.9
Other current assets	5.1	4.6
Property, plant and equipment, net	307.4	308.1
Goodwill	229.5	233.3
Other noncurrent assets	272.5	303.8
Total Assets	$1,173.7	$1,290.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$3.0	$3.3
Other current liabilities	132.8	139.8
Long-term debt	437.4	568.2
Pension and other postretirement benefits	33.1	33.5
Deferred income tax liabilities	29.8	45.3
Other noncurrent liabilities	29.3	32.0
Stockholders’ equity	508.3	467.9
Total Liabilities and Stockholders’ Equity	$1,173.7	$1,290.0

Note: In connection with the Company's acquisition of Argotec Intermediate Holdings LLC during the fourth quarter of 2015, the Company recorded $109.3 million of Goodwill and $130.5 million of intangible assets (included in Other noncurrent assets), of which $115.9 million will be amortized over approximately 15 years, and an increase of $1.5 million to inventory to record it at purchase price fair value.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in millions)
(Unaudited)

	Years Ended December 31,
	2016	2015
Operations
Net income	$82.8	$89.7
Less: Loss from discontinued operations	—	(0.8)
Income from continuing operations	82.8	90.5
Non-cash items included in net income:
Depreciation and amortization	44.5	41.0
Impairment	21.3	6.7
Deferred income tax benefit	(13.5)	(6.7)
Pension and other postretirement benefits	3.8	4.2
Stock-based compensation	5.8	3.5
Income from equity affiliate	(4.8)	(6.6)
Gain on sale of intangible assets	(1.8)	(4.3)
Excess tax benefits of stock-based awards	0.2	(0.5)
Cash dividends received from equity affiliates	3.0	3.9
Other items	(0.6)	0.1
Net changes in operating working capital	(11.0)	12.8
Net cash provided by (used in) operating activities of:
Continuing operations	129.7	144.6
Discontinued operations	—	0.1
Cash provided by operations	129.7	144.7

Investing
Capital spending	(27.8)	(24.2)
Capitalized software costs	(2.8)	(0.9)
Acquisitions, net of cash acquired	—	(280.6)
Other investing	8.2	(8.0)
Cash used in investing	(22.4)	(313.7)

Financing
Cash dividends paid to SWM stockholders	(49.4)	(46.9)
Changes in short-term debt	—	(0.4)
Proceeds from issuances of long-term debt	35.6	488.2
Payments on long-term debt	(171.0)	(338.7)
Payments for debt issuance costs	—	(7.4)
Purchases of common stock	(0.7)	(2.9)
Excess tax benefits of stock-based awards	(0.2)	0.5
Cash (used in) provided by financing	(185.7)	92.4

Effect of exchange rate changes on cash and cash equivalents	(0.7)	(27.2)

Decrease in cash and cash equivalents	$(79.1)	$(103.8)